SUBSIDIARIES OF THE REGISTRANT

Subsidiary and Name under which
Subsidiary Does Business                          Jurisdiction of Incorporation

Versant GmbH      (Europe)                        Germany
Versant SARL                                      France
Versant Ltd.                                      United Kingdom
Versant Pty Ltd.                                  Australia
Soft Mountain S.A.                                France
Versant India                                     India